QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

                      June 21, 2004

SeeBeyond Technology Corporation
800 E. Royal Oaks Blvd.
Monrovia, California 91016

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 21, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,191,326 shares of Common Stock (the "1998 Option Shares") to be issued under the Company's 1998 Stock Plan (the "1998 Option Plan"), and 381,785 shares of Common Stock (the "ESPP Shares") to be issued under the Company's 2000 Employee Stock Purchase Plan (the "ESPP").

        As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the 1998 Option Shares and the ESPP Shares (collectively, the "Shares"). It is our opinion that the Shares, when issued and sold in the manner referred to in the 1998 Option Plan and ESPP (collectively, the "Plans"), and pursuant to the agreements which accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/S/ WILSON SONSINI GOODRICH & ROSATI, P.C.

QuickLinks

  EXHIBIT 5.1